UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2011

SKY PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-99455	32-0027992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1540, Austin, Texas, 78701
 (Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code: (512) 687-3427

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events

On June 24, 2010, Sky Petroleum, Inc. entered into the Production Sharing Contract (“PSC”) with the Ministry of Economy, Trade and Energy of Albania, acting through the National Agency of Natural Resources of Albania (“AKBN”) ratified by the Council of Ministers and published in the Fletoren Zyrtare on December 17, 2010. The PSC became effective on January 3, 2011.  The PSC grants Sky Petroleum exclusive rights to three exploration blocks (Block Four, Block Five and Block Dumre) in the Republic of Albania (the “Concession Area”), which constitute the primary property interests of Sky Petroleum.

As reported in Sky Petroleum’s Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission on November 14, 2011, AKBN delivered an untranslated letter to Sky Petroleum on November 4, 2011.  Sky Petroleum received an English translation on November 9, 2011.  The AKBN letter alleged material breach of the PSC and providing notice of termination pursuant to Section 24.2(a) of the PSC.  AKBN alleges breaches for failures to commence its initial work program, deliver a bank guarantee, open an office in Albania and establish an Exploration Advisory Committee.  Sky Petroleum responded to AKBN on November 10, 2011, and provided AKBN notice of its intent to institute an arbitration proceeding under the terms of the PSC against AKBN for breach of the PSC.

On November 18, 2011, Sky Petroleum’s legal counsel delivered to the National Agency of Natural Resources of Albania notice that the alleged termination of the PSC was made in breach of the PSC and that Sky Petroleum intended to institute an arbitration proceeding in accordance with Article XXI of the PSC.

National Agency of Natural Resources of Albania posted a notice on its official web site containing a notice that the PSC had been terminated and stating the Concession Area is free.  The notice cited termination based on non-fulfillment of the following obligations:

1.	Within three (3) months after the Effective Date, the Company should have been commenced the performance of the Minimum Work Program;

2.	Within ninety (90) days after the Effective Date, the Company should have been executed and delivered to AKBN, the Bank Guarantee;

3.	The Company should have been registered an office in Albania in order to receive valid notice from AKBN; and

4.	Within 30 days from the Effective Date should have been appointed the Company's members in the Exploration Advisory Committee.

Section 24.2(a) of the PSC requires that AKBN provide 120 days notice prior to termination and provides that the PSC can be terminated only if Sky Petroleum has failed to commence to remedy such breach within a reasonable period of time.  Sky Petroleum was not in breach of any of these terms.  Management believes that the allegations are without merit and the termination notice was issued without cause.

Notice of Arbtration

On December 23, 2011, Sky Petroleum delivered Notice of Arbitration under the Arbitration Rules of the United Nations Commission on Internal Trade Law to National Agency of Natural Resources and to the Ministry of Economy, Trade and Energy of Albania to institute an arbitration proceeding against the Ministry of Economy, Trade and Energy of Albania, acting by and through AKBN, for breach of the PSC in accordance with Article XXI of the PSC.  The arbitration proceeding arises out of the alleged termination of the PSC in breach of the expressed termination provisions in Article 24 of the PSC.

Article XXI of the PSC provides that any dispute, controversy, claim or difference of opinion, arising out of or relating to the PSC or the breach, termination or validity of the PSC shall be finally and conclusively settled by arbitration in accordance with the UNCITRAL Arbitration Rules.  The appointing authority for the arbitrators shall be the President of the Court of International Arbitration of the International Chamber of Commerce in Paris, France (the “Appointing Authority”).  The arbitration shall take place in Zurich (Switzerland).

The dispute will be arbitrated before a panel of three arbitrators.  Sky Petroleum has appointed an arbitrator.  AKBN is to appoint an arbitrator and failing to do so within 30 days, an arbitrator will be appointed by the Appointing Authority on behalf of AKBN.  The appointed arbitrators will appoint a third arbitrator and failing to do so within 30 days, either party may request the Appointing Authority to appoint the third arbitrator.

Sky Petroleum is not in breach of any of its obligations under the PSC.  Management believes that the allegations of AKBN are without merit.

Sky Petroleum is seeking the following relief:

1.	an order that the PSC has not been validly terminated and that it remains in full force and effect; and

2.	monetary damages that include, but are not limited to, the lost revenue due to Sky Petroleum under the terms of the PSC, estimated to be in excess of US$1 billion.

Sky Petroleum intends to vigorously defend its rights under the PSC and seek monetary damages and equitable relief to reinstate and enforce the PSC.

Sky Petroleum is evaluating other interim actions to protect its rights in the Concession Areas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY PETROLEUM, INC.
December 23, 2011	By: /s/ Tobias Gondorf Tobias Gondorf Interim Chief Executive Officer